Exhibit 2








                    AMENDMENT TO AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          VIDEO UPDATE, INC. ("BUYER")

                                VUI MERGER CORP.

                                       AND

                                  MOOVIES, INC.

                          DATED AS OF OCTOBER 27, 1997


         This Amendment to the Agreement and Plan of Merger entered into as of July 9, 1997 (the "Agreement") by and between Video Update, Inc., a Delaware corporation ("BUYER"), VUI Merger Corp., a Delaware corporation ("SUB") and Moovies, Inc., a Delaware corporation ("COMPANY"), is dated as of October 27, 1997. BUYER and COMPANY are referred to individually herein as a "PARTY" and collectively herein as the "PARTIES."

         WHEREAS, the Agreement contemplates a merger of SUB, a wholly owned first tier subsidiary of BUYER with and into COMPANY in a reorganization pursuant to Code Sections 368(a)(1)(A) and 368(a)(2)(E) whereby the COMPANY Stockholders will receive voting common stock of BUYER in exchange for all of their capital stock in COMPANY, all pursuant to the plan of reorganization set forth herein; and

         WHEREAS, the Parties wish to amend and modify certain provisions of the Agreement.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.                The definition of "REQUISITE  BUYER  STOCKHOLDER  APPROVAL" is
                  hereby   deleted  and  replaced  in  its  entirety   with  the
                  following:

                  "REQUISITE  BUYER  STOCKHOLDER  APPROVAL"  with respect to the
                  BUYER means the affirmative vote of the holders of the outstanding shares of BUYER (voting together as a single class) representing a majority of the votes cast on the proposal in favor of the issuance of BUYER shares in connection with this Agreement, and with respect to SUB means
                  (i) the affirmative vote or consent of the holders of a majority of the outstanding shares of SUB in favor of this Agreement and the Merger.

2. Section 2.5 of the Agreement is hereby deleted and replaced in its entirety with the following:








                  2.5 CONVERSION. At and as of the Effective Time, each COMPANY Share shall no longer be outstanding and shall be cancelled and retired and shall be converted into the right to receive .75 of one BUYER Share (the ratio of .75 of one BUYER Share to one COMPANY Share is referred to herein as the "CONVERSION RATIO" and the BUYER Shares so received are referred to as the "MERGER CONSIDERATION"). The Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or other recapitalization of the BUYER's Shares after the date hereof. No COMPANY Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2.5 after the Effective Time. From the date of this Agreement to the Closing Date, COMPANY's Board of Directors shall not adopt any new "poison pill," stockholder rights plan or other similar plan applicable to the transactions contemplated by this Agreement. In addition, the COMPANY's Board of Directors shall take all actions required to ensure that the Rights (as defined in the Rights Agreement, dated as of December 20, 1996, by and between COMPANY and First Union National Bank of North
                  Carolina) and the Rights Agreement shall be inapplicable to the Merger and the transactions contemplated by this Agreement.

3. Section 3.6 is hereby deleted and replaced in its entirety with the following:

                           3.6 FINANCIAL STATEMENTS. COMPANY has filed a Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997 (the "MOST RECENT FISCAL QUARTER END"), and an Annual Report on Form 10-K for the fiscal year ended December 31, 1996. The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby, present fairly the financial condition of COMPANY and its Subsidiaries as of the indicated dates and the results of operations of COMPANY and its Subsidiaries for the indicated periods, and are consistent with the books and records of COMPANY and its Subsidiaries; PROVIDED, HOWEVER, that the interim statements are subject to normal year-end adjustments that are not expected to be material in amount.

4. Section 4.6 is hereby deleted and replaced in its entirety with the following:

                           4.6 FINANCIAL STATEMENTS. BUYER has filed a Quarterly
                  Report on Form 10-Q for the fiscal quarter ended July 31, 1997 and an Annual Report on Form 10-K (as amended) for the fiscal year ended April 30, 1997 (the "MOST RECENT FISCAL YEAR END"). The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby, present fairly the financial condition of BUYER and its Subsidiaries as of the indicated dates and the results of operations of BUYER and its Subsidiaries for the indicated periods, and are consistent with the books and records of BUYER and its Subsidiaries; PROVIDED HOWEVER, that the interim statements are subject to normal year-end adjustments that are not expected to be material in amount.

5. ACKNOWLEDGEMENT. The parties hereby expressly waive any and all claims, demands or expenses that they may respectively have against the other based on any breach of any warranty, representation or covenant contained in or made pursuant to the Agreement prior to the date hereof.

6. BUYER REPRESENTATIONS. The BUYER and SUB represent and warrant that except for changes contemplated by this Agreement or as set forth on Schedule 4 annexed hereto, the representations and warranties set forth in Article 4 of the Agreement are true and correct as qualified as of the date hereof, except for such failures to be true and correct as do not have a Material Adverse Effect on the BUYER and its Subsidiaries, taken as a whole.

7. COMPANY REPRESENTATIONS. The COMPANY represents and warrants that except for changes contemplated by the Agreement or set forth on Schedule 3 annexed hereto, the representations and warranties of the COMPANY set forth in Article 3 of the Agreement are true and correct as qualified as of the date hereof, except for such failures to be true and correct as do not have a Material Adverse Effect on the COMPANY and its Subsidiaries, taken as a whole.

8. Section 4.8 of the Agreement is hereby deleted and replaced in its entirety with the following:

                  4.8 CERTAIN FEES. With the exception of the engagement of Piper Jaffray Inc. and Asensio & Company, Inc. by BUYER, none of BUYER and its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisors, broker, finder, or agent with respect to the transactions contemplated by this Agreement. Subject to Section 7, the BUYER hereby indemnifies the COMPANY against and from any claim, liabilities or actions in respect of fees or expenses of the BUYER's advisors.

9. Section 5.6(a) of the Agreement is hereby deleted and replaced in its entirety with the following:

                           5.6 INDEMNIFICATION AND INSURANCE. (a) From and after
                  the Effective Time, in the event of any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any of the present or former officers or directors (the "Managers") of the COMPANY or any of the COMPANY's Subsidiaries is, or is threatened to be, made a party by reason of the fact that he or she served as a Manager of the COMPANY or any of the COMPANY's Subsidiaries, or is or was serving at the request of the COMPANY or any of the COMPANY's Subsidiaries as a director, officer, employee or agent of another corporation (including without limitation, BUYER), partnership, joint venture, trust or other enterprise, whether before or after the Effective Time, each of the Surviving Corporation and the BUYER shall indemnify and hold harmless, as and to the fullest extent that COMPANY would have been permitted under Delaware law and its certificate of incorporation and bylaws in effect on the date hereof, each such Manager against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement in connection with any such claim, action, suit, proceeding or investigation, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), and (i) if the BUYER or the Surviving Corporation (after the Effective Time) have not promptly assumed the defense of such matter, the Managers may retain counsel satisfactory to them, and the Surviving Corporation and the BUYER after the Effective Time, shall advance all reasonable fees and expenses (including attorneys' fees) for the Managers promptly, as Manager incurs the same and as statements therefor are received, and (ii) the Surviving Corporation and the BUYER after the Effective Time, will use their respective best efforts to assist in the vigorous defense of any such matter; provided that neither the Surviving Corporation nor the BUYER shall be liable for any settlement effected without its prior written consent; provided further that the Surviving Corporation and the BUYER shall have no obligation under the foregoing provisions of this Section 5.6(a) to any Manager when and if (i) a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Manager in the manner contemplated hereby is prohibited by applicable law or (ii) the loss, claim, damage, liability, cost, expense, judgment or fine is based on or arises from a final non-appealable order of a court of competent jurisdiction or in connection with a settlement, consent, decree, order or injunction with any governmental agency or authority finding that the Manager violated Section 16(b) of the Exchange Act, Section 10(b) of the Exchange Act or Rule 10b-5 promulgated thereunder or any federal or state securities law relating to or governing "insider" trading of securities. At the Effective Time, each Manager shall confirm in writing that upon the finality of any such determination that the Surviving Corporation or the BUYER is not liable for any such indemnification claims, the Manager will immediately reimburse the BUYER and the Surviving Corporation in full for any fees, expenses and costs incurred by the BUYER or the Surviving Corporation in connection with the defense of such claims. Any Manager wishing to claim indemnification under this Section 5.6, upon learning of any such claim, action, suit, proceeding or investigation, shall immediately notify the BUYER, thereof (provided that the failure to give such notice shall not affect any obligations hereunder, except to the extent that the indemnifying party is actually and materially prejudiced thereby). The BUYER further covenants not to amend or repeal any provisions of the Certificate of Incorporation or Bylaws of the BUYER or Surviving Corporation in any manner that would adversely affect the indemnification or exculpatory provisions contained herein, except to the extent otherwise required by Delaware law. The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives, and shall survive the Closing for a period expiring six years from the Effective Time.

10. Section 5.13 of the Agreement is hereby deleted and replaced in its entirety with the following:

5.13              CERTAIN COVENANTS.

                           (a) SOLICITATION. The COMPANY may, but shall not be obligated to, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of such party (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale or transfer of substantial assets, sale of any shares of capital stock (including without limitation by way of a tender offer) or similar transaction involving it or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to or recommend any Acquisition Proposal.

                           (b) The COMPANY shall notify BUYER  immediately after
                  initiation of or receipt by the COMPANY (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of such party by any person or entity that informs such party that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. The COMPANY shall continue to keep BUYER informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated. Under no circumstances shall COMPANY provide to any party any non-public or confidential information of or about the BUYER.

                           (c) CERTAIN ACTIONS. BUYER and COMPANY shall not, nor
                  shall either permit any of its Subsidiaries to, take or consent to be taken any action, whether before or after the Effective Date, that would disqualify the Merger as "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

                           (d) TAX  RETURNS.  BUYER and  COMPANY  shall  jointly
                  prepare and file on a timely basis any Tax Return required to be filed by virtue of the transactions contemplated by this Agreement and BUYER shall pay any Tax due in connection therewith on behalf of COMPANY and its shareholders.

11. Section 5.14 of the Agreement is hereby deleted and replaced in its entirety with the following:

                           5.14 BUYER BOARD OF DIRECTORS. The Board of Directors
                  of BUYER shall cause the BUYER's Board of Directors to continue to consist of seven persons and cause two designees of COMPANY ("COMPANY Designees") to be elected to BUYER's Board of Directors as soon as practicable after the Effective Time and BUYER shall nominate such designees for election at the next subsequent Annual Meeting of BUYER shareholders and shall use its best efforts to cause such COMPANY Designees to be elected at such meeting. The COMPANY Designees shall be elected to the Nominating Committee of the Board of Directors so long as they remain Directors of the BUYER. Following the Effective Time, such nominating committee shall be comprised solely of the two Company Designees and one designee of the BUYER. The Nominating Committee shall have the right to nominate two additional members of the Board, which, if necessary, shall be expanded by the full Board to nine members to include such two additional members.

12. Section 7.1(b) of the Agreement is hereby deleted and replaced in its entirety with the following:

                           (b) by  either  BUYER or the  COMPANY  if the  Merger
                  shall not have been consummated by January 31, 1998 (provided that (i) either BUYER or the COMPANY may extend such date to March 31, 1998 by providing written notice thereof to the other party on or prior to January 31, 1998 (January 31, 1998, as it may be so extended to March 31, 1998, shall be referred to herein as the "Outside Date") and (ii) the right to terminate or extend this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any covenant under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

13. Section 7.1(e) of the Agreement is hereby deleted and replaced in its entirety with the following:

                           (e) by COMPANY,  if (i) at the Special  BUYER Meeting
                  (including any adjournment or postponement) the Requisite BUYER Proposal Approval shall not have been obtained; (ii) at the Special BUYER Meeting (including any adjournment or postponement), the Requisite BUYER Stockholder Approval shall not have been obtained; (iii) after receipt by the Board of Directors of the BUYER of a proposal or offer for a merger, consolidation, business combination, sale or transfer of substantial assets or shares of capital stock (including without limitation by way of a tender offer) or similar transaction involving BUYER or its subsidiaries (a "BUYER Acquisition Proposal") the Board of Directors of the BUYER shall have withdrawn or modified its recommendation with respect to this Agreement or the Merger; (iv) after the receipt by the BUYER of a BUYER Acquisition Proposal, COMPANY requests in writing that the Board of Directors of the BUYER reconfirm its recommendation with respect to this Agreement or the Merger and the Board of Directors of the BUYER fails to do so within 10 business days after its receipt of BUYER's request; (v) the Board of Directors of the BUYER shall have recommended to the Stockholders of the BUYER an Alternative Transaction (as defined in Section 7.3(f)); (vi) a tender offer or exchange offer for 20% or more of the outstanding shares of the BUYER Shares is commenced (other than by COMPANY or an Affiliate of COMPANY) and the Board of Directors of the BUYER recommends that the stockholders of the BUYER tender their shares in such tender or exchange offer; (vii) for any reason fails to call and hold the Special BUYER Meeting at least two business days prior to the Outside Date; (viii) after receipt by the Board of Directors of the COMPANY of an Acquisition Proposal, the Board of Directors of the COMPANY shall have withdrawn or modified its recommendation of this Agreement or the Merger; (ix) the Board of Directors of the COMPANY shall have recommended to the stockholders of the COMPANY an Alternative Transaction (as defined in Section 7.3(f)); (x) a tender offer or exchange offer for 20% or more of the outstanding shares of the COMPANY Shares is commenced (other than by BUYER or an Affiliate of BUYER) and the Board of Directors of the COMPANY recommends that the stockholders of the COMPANY tender their shares in such tender or exchange offer; or (xi) the BUYER has not obtained financing sufficient to obtain the consent of COMPANY's lender to the consummation of the Merger and otherwise satisfactory to the COMPANY in its sole good faith discretion.

14. The introductory sentence to Section 7.3(b) of the Agreement is hereby deleted and replaced in its entirety with the following:

                           (b) The COMPANY shall pay BUYER a termination  fee of
                  $800,000 upon the earliest to occur of the following events;

15. Section 7.3(b)(i) is hereby deleted and replaced in its entirety with the following:

                           (i)  the   termination  of  the  Agreement  by  BUYER
                  pursuant to Section 7.1(d)(ii) through (vi) or by COMPANY pursuant to Section 7.1(e)(viii) through (x); or

16. The introductory sentence to Section 7.3(c) of the Agreement is hereby deleted and replaced in its entirety with the following:

                           (c) The BUYER shall pay COMPANY a termination  fee of
                  $800,000 upon the earliest to occur of the following events;

17. Section 7.3(d) of the Agreement is hereby deleted and replaced in its entirety with the following:

                           (d) The BUYER shall pay COMPANY a termination  fee of
                  $400,000  upon   termination  of  this  Agreement  by  COMPANY
                  pursuant to Section 7.1(e)(i). In no event shall COMPANY receive a termination fee under both 7.3(c) and this Section 7.3(d)

18.               Except  as  otherwise  set  forth  above,   the  Agreement  is
                  otherwise ratified and confirmed in all respects.









                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

                                            MOOVIES, INC.
                                            ("COMPANY")


                                            By: /s/ John L. Taylor
                                                -----------------------
                                            Authorized Officer


                                            VIDEO UPDATE, INC. ("BUYER")


                                            By: /s/ Daniel A. Potter
                                                -------------------------
                                                 Daniel A. Potter
                                                 Chief Executive Officer


                                            VUI MERGER CORP. ("SUB")


                                            By: /s/ Daniel A. Potter
                                                ------------------------
                                                  Title:  President



Schedules  referenced   in  the  foregoing  exhibit  shall  be  provided  to the
commission upon request.